EXHIBIT 99.1
GoPro's Board of Directors Authorizes $40 Million in Additional Share Repurchases
SAN MATEO, Calif. – February 15, 2023 – GoPro, Inc. (NASDAQ: GPRO) announced today that its board of directors has authorized the company to repurchase an additional $40 million of its Class A common stock. In 2022, the board of directors authorized the repurchase of up to $100 million of its Class A common stock, of which $40 million was repurchased in 2022. The cumulative remaining authorized amount for repurchase of Class A common stock as of February 9, 2023, is $100 million, of which $5 million has now been repurchased in 2023.

“GoPro has focused on sound business and cash management in recent years, which has yielded profitability and positive EBITDA, enabling us to both invest capital back into our business and to return capital to shareholders via our share repurchase program,” said Brian McGee, GoPro’s CFO and COO.

Stock repurchases under the program may be made periodically through open market purchases, block trades or otherwise in compliance with all federal and state securities laws and state corporate law and in accordance with the single broker, timing, price, and volume guidelines set forth in the Rule 10b-18 under the Securities Exchange Act of 1934, as amended, as such guidelines may be modified by the SEC from time to time.

GoPro expects to fund repurchases through cash generated from operations. GoPro’s stock repurchase program has no time limitations and may be modified, suspended, or discontinued at any time.

About GoPro, Inc. (NASDAQ: GPRO)

Founded in 2002, GoPro helps the world to capture and share itself in immersive and exciting ways.

For more information, visit GoPro.com. Open roles can be found on our careers page. Members of the press can access official logos and imagery on our press portal. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Current.

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